Exhibit 1.1

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

September 3, 2025

Modern Mining Technology Corp.

1055 West Georgia Street, 1500 Royal Centre
Vancouver, British Columbia, V6E 4N7, Canada

Re: Engagement Agreement

Re:	Engagement as Selling Agent for Reg A Offering

The purpose of this engagement letter is to outline our agreement in principle pursuant to which Digital Offering, LLC (“DO” or “Selling Agent”), will act as the lead managing selling agent and book runner, on a commercially reasonable efforts basis, in connection with a qualified primary offering by Modern Mining Technology Corp. (the “Company”) anticipated to be up to $30,000,000 of common shares of the Company (the common stock any other securities that may be included in the offering, collectively referred herein as the “Securities”) under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Act”), on terms and conditions to be mutually agreed between the Company and the Selling Agent (the “Offering”).

This engagement letter states certain conditions and assumptions upon which the Offering is premised. Except as expressly provided for herein, with regard to those specific sections that are agreed to be binding, this engagement letter is not intended to be a binding legal document.

The terms of our agreement in principle are as follows:

1. The Company hereby engages DO, for the period (the “Engagement Period”) beginning on the date hereof and ending on the earliest of (a) the date that either party gives the other at least ten (10) days written notice of the termination of this Agreement, which termination may occur with or without cause, (b) July 31, 2026, and (c) 6 months after the date that the Offering is closed, to act as the Company’s exclusive financial advisor and investment banker in connection with the proposed Offering (including any private placements, synthetic ATM or financing transactions conducted by the Company) during the Engagement Period.

2. DO will act as the exclusive, lead managing Selling Agent and book runner of the Offering of a selling group, subject to, among other things, completion of DO’s due diligence examination of the Company and its affiliates and the execution of a definitive selling agency agreement between the Company and DO in connection with the Offering in a form acceptable to DO and the Company (the “Selling Agency Agreement”) and other documentation that is customary with regard to an offering of the type contemplated herein.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

The actual size of the Offering, the precise number and type of Securities to be offered by the Company, the minimum offering amount and the offering price of the Securities shall be determined by the Company in consultation with DO. The Company shall also consult with DO regarding the capitalization of the Company (at the time of the Offering), and general market and economic conditions, a review and finalization of audited financial statements and formal financial projections of the Company. DO will, with the Company’s approval (not to be unreasonably withheld, conditioned or delayed), (i) create a selling group for the Offering comprised of broker-dealers who are registered with the SEC and members of the Financial Industry Regulatory Authority (“FINRA”) and/or (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering.

3. DO shall be entitled to aggregate placement fees as described below in this Section 3, which aggregate placement fees shall be apportioned between DO and allocated by DO to members of the selling group and soliciting dealers in its sole discretion: DO shall be entitled to a cash placement fee of seven (7.00%) of the gross proceeds received by the Company in the Offering. In addition, DO Digital Offering has agreed to remit one half of one percent (0.50%) of this cash commission to the Company as a rebate to be applied towards the Company's platform and marketing fees.

DO shall be entitled to a warrant fee consisting of share purchase warrants (the “Selling Agent’s Warrants”) covering a number of shares equal to three percent (3.0%) of the total number of shares of Common Stock actually sold in the Offering. The Selling Agent’s Warrants will be non-exercisable for six (6) months after the date of the final closing of the Offering and will expire five years after the date of completion of sales in the Offering. The Selling Agent’s Warrants will be exercisable at a price equal to 125% of the public offering price in connection with the Offering. The Selling Agent’s Warrants shall not be redeemable. The Company will register the Common Stock underlying the Selling Agent’s Warrants under the Act and will file all necessary undertakings in connection therewith as part of the Offering Statement. The Selling Agent’s Warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the final closing, except that they may be assigned, in whole or in part, to any successor, officer, manager, registered representative or member of DO (or to officers, managers or members of any such successor or member), and to members of the syndicate or selling group. The Selling Agent’s Warrants may be exercised as to all or a lesser number of Securities and will provide for cashless exercise which may be utilized solely in the event the shares underlying such warrants are not registered under the Act. The Selling Agent’s Warrants shall further provide for adjustment in the number and price of such warrants (and the Common Stock underlying such warrants) in the event of a stock dividend, stock split or other reclassification of the Common Stock.

4. The Company shall, as soon as practicable following the date hereof, prepare and file with the Securities and Exchange Commission (the “Commission”) and the appropriate state securities authorities, an Offering Statement on Form 1-A (the “Offering Statement”) under the Act, and an Offering Circular included therein (the “Offering Circular”) covering the Securities to be sold in the Offering. The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to DO and counsel to DO and will contain such interim and other financial statements and schedules as may be required by the Act and rules and regulations of the Commission the reunder. DO and its counsel shall be given a reasonable opportunity to make such review and investigation in connection with the Offering Statement and the Company as they deem desirable. The Company, in consultation with DO, shall determine the use of proceeds of the Offering, which shall be described in detail within the Offering Circular.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

5. The Offering Statement filing will include as an exhibit a proposed form of Selling Agency Agreement. The final Selling Agency Agreement will be in form satisfactory to the Company and DO and will include indemnification provisions and other terms and conditions customarily found in Selling Agency Agreements for primary public offerings conducted under Regulation A. Without limiting the generality of the foregoing, the Selling Agency Agreement shall contain customary representations and warranties of the Company and shall further provide that: (i) the Company, the Company’s directors and officers and certain other holder(s) of of the outstanding securities of Company as of the effective date of the Offering Statement (inclusive of holders of securities exercisable for or convertible into shares of common stock) shall enter into “lock-up” or “pooling” agreements with the Company and on terms acceptable to DO.

6. Concurrently with or as soon as practicable after the filing of the Offering Statement with the Commission, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering. The Company and DO will cooperate in obtaining the necessary approvals and qualifications in such states as DO deems necessary and/or desirable.

7. The Company agrees to pay an accountable due diligence fee of $25,000 which shall be paid on the signing of this Agreement. This payment shall be reimbursed to the Company to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). The Company shall be responsible for and pay all expenses relating to the Offering, including, without limitation, all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Commission and the filing of the offering materials with FINRA; if applicable all fees and expenses relating to the listing of such Securities on the OTCQB, OTCQX, Nasdaq market system, NYSE or NYSE American as the Company and DO together determine all fees, expenses and disbursements relating to the registration or qualification of such Securities; the costs of all mailing and printing of the Offering documents (including Blue Sky Surveys), Offering Statements, Offering Circulars and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as DO may reasonably deem necessary; the costs of preparing, printing and delivering certificates representing such Securities; fees and expenses of the transfer agent for such Securities; stock transfer taxes, if any, payable upon the transfer of securities from the Company to DO; the fees and expenses of the Company’s accountants and the fees and expenses of the Company’s legal counsel and other agents and representatives. For the sake of clarity, it is understood and agreed that the Company shall be responsible for DO’s reasonable legal costs (which counsel shall be subject to approval by the Company) up to the amount of $100,000of which $25,000 to be deposited on the qualification of the Form 1 A and delivered directly to DO’s counsel (which counsel shall be subject to approval by the Company), if the Offering is consummated or if the Company terminates this Agreement or if DO terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within ten (10) days following written notice to the Company from DO of such breach up to a maximum of $100,000 of actual fees and expenses. The Company shall be solely responsible for work, fees, costs and expenses in connection with any required Blue Sky filings, the costs of preparing, electronically delivering certificates representing such securities sold in the Offering; the costs and expenses of the transfer agent for such securities; the costs and expenses of the Company’s accountants and the fees and expenses of its other agents and representatives; and the costs for escrow account, cost for credit card processing fees plus any charge back fees or expenses. The Company understands that it will be entering into a third-party relationship with a service provide to provide the credit card processing fees and if required (in the Company’s discretion) marketing services. Except for the due diligence fee and reimbursable legal expenses of DO identified in this Section 7, all other costs and expenses incurred by DO in connection with the Offering will be the responsibility of DO.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

8. At such time as the Company and DO are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Selling Agency Agreement will be negotiated and the Company will request the Commission to qualify the Offering Statement.

9. The Offering shall be conditioned upon, among other things, the following:

(a) Satisfactory completion by DO of its due diligence investigation and analysis of: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers and (ii) the Company’s audited historical financial statements as may be required by the Securities Act and rules and regulations of the Commission thereunder for inclusion in the Offering Statement, and approval by the DO commitment committee;

(b) The execution by the Company and the DO of the Selling Agency Agreement containing all applicable terms and conditions provided for in this engagement letter and for transactions of this type and acceptable to the Company;

(c) The Company meeting the criteria necessary for inclusion of the Common Stock on the Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, NYSE or the NYSE American, and seeking and using its commercially reasonable efforts to maintain such listing for a period of at least three years after the Closing;

(d) The Company’s qualification of the Offering Statement under Regulation A;

(e) The Company retaining an independent certified public accounting firm, which will have responsibility for the preparation of the financial statements and the financial exhibits, if any, to be included in the Offering Circular and to provide a standard “cold comfort letter” in favor of DO;

(f) The Company retaining a transfer agent for the Common Stock offered and sold in the Offering;

(g) The Company engaging a financial public relations firm experienced in assisting issuers in public offerings of securities and in their relations with their security holders; and

(h) The Company obtaining, if necessary, and maintaining a level of directors’ and officers’ liability insurance acceptable to DO.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

10. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective upon receipt if (a) delivered personally, (b) sent by email transmission, or (c) sent by nationally recognized overnight courier, to the parties hereto as follows:

If to the Dealer-Manager:

Digital Offering, LLC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Attention: Gordon McBean, CEO
Email: gmcbean@digitaloffering.com

If to the Company:

Modern Mining Technology Corporation
1055 West Georgia Street, 1500 Royal Centre
Vancouver, British Columbia, V6E 4N7, Canada
Attention: Jeet Basi, CEO

Email: jbasi@modernmining.com

11. a. Sections 8, 10, 11, 12, 13, 14, 15, 16, and 17, and Exhibit A attached hereto are intended be legally binding and enforceable on and against the Company and DO and will be embodied in the Selling Agency Agreement. Until the Selling Agency Agreement has been finally negotiated and signed, but subject to the sub paragraph (b) of this Section, the Company or DO may at any time terminate its further participation in the proposed transactions and the party so terminating shall have no liability to the other on account of any matters provided for herein, except that:

b. If the Company terminates this Agreement without cause prior to the end of the periods set forth in subsection (b) or (c) of the Engagement Period or if DO terminates this Agreement as the result of the Company’s material breach of this Agreement, which breach is not cured within thirty (30) days following written notice to the Company from DO of such breach, the Company agrees to reimburse DO for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company subject to and as provided for in Section 7 above and to reimburse DO for the full amount of its accountable expenses incurred to such date not to exceed the amounts set forth in Section 7 above (which shall include, but shall not be limited to, all reasonable fees and disbursements of DO’s counsel).

12. The Company represents and warrants to DO that the entry into this engagement letter or the any other action of the Company in connection with the proposed Offering will not violate any existing agreement between the Company and any other Selling Agent and/or placement agent.

13. The Company and DO agree that while the Company Offering Circular is being reviewed by the SEC, neither party will issue press releases or engage in any other publicity related to the Offering, without the other party’s prior written consent. For clarity, prior to qualification, the Company may make ordinary course dissemination of business operations press releases without pre-approval of DO.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

14. During the Engagement Period, the Company agrees to cooperate with DO and to furnish, or cause to be furnished, to DO, any and all information and data concerning the Company, its subsidiaries and the Offering that DO deems appropriate, including, without limitation, the Company’s acquisition plans and plans for raising capital or additional financing (the “Information”). The Company shall provide DO reasonable access during normal business hours from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s and its subsidiaries assets, properties, books, contracts, commitments and records and to the Company’s and its subsidiaries officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to DO that all Information: (i) made available by the Company to DO or its agents, representatives and any potential group or selling group member, (ii) contained in any preliminary or final Offering Circular prepared by the Company in connection with the Offering, and (iii) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants to DO that all such Information will have been prepared by the Company in good faith and will be based upon assumptions which, in light of the circumstances under which they were made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, DO will be using and relying on such information (and information available from public sources and other sources deemed reliable by DO) without independent verification thereof by DO or independent appraisal by DO of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants and legal counsel. Except as contemplated by the terms hereof or as required by applicable law, the Company and DO shall keep strictly confidential all non-public Information concerning the Company provided to DO. No obligation of confidentiality shall apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by DO, (b) was known or became known by DO prior to the Company’s disclosure thereof to DO, (c) becomes known to DO from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by DO.

15. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the Offering shall be the sole responsibility of the Company, and that the performance by DO of services hereunder will in no way expose DO to any liability for any such decisions, acts, actions or omissions of the Company.

16. DO reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion shall be made by FINRA to the effect that the Selling Agent’s aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the Selling Agent by the Company may not be increased above the amounts stated herein without the approval of the Company in writing.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and Digital Offering agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules. Arbitration will be venued in Santa Clara County, California USA (the “Agreed Forum”). Each of the Company and Digital Offering agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

(Signature Page and Indemnification Provisions Follow)

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Accepted and agreed as of the date first written above:

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Gordon McBean
CEO

MODERN MINING TECHNOLOGY CORP.

By:	/s/ Kuljit (Jeet) Basi
Name:	Kuljit (Jeet) Basi
Title:	CEO

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless Digital Offering and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents, including any and all Soliciting Dealers, and controlling persons (Digital Offering and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Digital Offering of the services contemplated by or the engagement of Digital Offering pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from Digital Offering’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same; in the event that such notice is not promptly provided, and such failure to provide prompt notice prejudices the defense of such matter, the Company shall be discharged of its obligations hereunder. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is materially different from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

Member FINRA/SIPC

1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Digital Offering on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Digital Offering, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Digital Offering of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Digital Offering under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Digital Offering shall not be required to contribute any amount in excess of the amount by which fees paid to Digital Offering hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Digital Offering has otherwise been required to pay.

The Company agrees that without the prior written consent of Digital Offering, which shall not be unreasonably withheld, conditioned or delayed, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Digital Offering or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Digital Offering on a monthly basis for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.